Exhibit 10.6
ATLANTIC COAST FEDERAL CORP.
2007 DIRECTOR DEFERRED COMPENSATION PLAN FOR EQUITY
Effective January 1, 2007

2

ATLANTIC COAST FEDERAL CORP.
2007 DIRECTOR DEFERRED COMPENSATION PLAN FOR EQUITY
WITNESSETH:
     WHEREAS, Atlantic Coast Federal Corp. (the “Company”) desires to ensure the continued service on the Board of Directors (the “Board”) by its current members (“Directors”);
     WHEREAS, the Company wishes to establish a plan of nonqualified deferred compensation for the benefit of its current Directors that will enable such Directors to share in the growth and success of the Company in a tax deferred manner through investments in Company common stock; and
     WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), requires that certain types of deferred compensation arrangements comply with its terms or subject the recipients of such compensation to current taxes and penalties.
     NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the Company and the Directors agree as follows:
ARTICLE I
PURPOSE
     The purposes of this 2007 Director Deferred Compensation Plan for Equity (the “Plan”) are to (i) provide current tax planning opportunities as well as supplemental funds for retirement or death for eligible Directors of the Company, and (ii) permit Directors to acquire an equity interest in the Company through a plan of nonqualified deferred compensation. The Plan shall be effective January 1, 2007. The Plan is not intended to be a tax-qualified retirement plan under Code Section 401(a). The Plan is intended to comply with Code Section 409A and any regulatory or other guidance issued under such Section. Any terms of the Plan that conflict with Code Section 409A shall be null and void as of the effective date of the Plan.
ARTICLE II
DEFINITIONS
     For the purposes of the Plan, the following terms may have the meanings indicated, unless the context clearly indicates otherwise:
     2.1 Account. “Account” means the Account as maintained by the Company in accordance with Article IV with respect to any deferral of Compensation pursuant to the Plan. A Director’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Director pursuant to the Plan. A Director’s Account shall not constitute or be treated as a trust fund of any kind.
     2.2 Beneficiary. “Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by the Director (Exhibit A hereto) to whom the deceased Director’s benefits are payable. If no Beneficiary is so designated, then the Director’s spouse, if living, will be deemed the Beneficiary. If the Director’s spouse is not living, then the children of the

Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living children, then the estate of the Director will be deemed the Beneficiary.
     2.3 Board. “Board” means the Board of Directors of the Company.
     2.4 Change in Control. (a) “Change in Control” shall mean (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company, as described below. Notwithstanding anything herein to the contrary, the reorganization of the Company by way of a second step conversion shall not be deemed to be a Change in Control.
          (b) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Company is outstanding.
          (c) A change in the effective control of the Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of such Company, or (ii) a majority of the members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election, provided that this sub-section “(ii)” is inapplicable where a majority shareholder of the Company is another corporation.
          (d) A change in a substantial portion of the Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Proposed Treasury Regulations section 1.409A-3(g)(5), except to the extent that such proposed regulations are superseded by subsequent guidance.
     2.5 Code. “Code” means the Internal Revenue Code of 1986, as amended.
     2.6 Committee. “Committee” means the Committee appointed to administer the Plan pursuant to Article VI.
     2.7 Company. “Company” means Atlantic Coast Federal Corp., or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Board.

     2.8 Compensation. “Compensation” means Board fees and/or any bonus to which the Director becomes entitled as a member of the Board during the Deferral Period.
     2.9 Deferral Agreement. “Deferral Agreement” means the agreement, attached as Exhibit B hereto, filed by a Director which acknowledges assent to the terms of the Plan and in which the Director elects to defer the receipt of Compensation during a Deferral Period. The Deferral Agreement must be filed with the Committee prior to the beginning of the Deferral Period. A new Deferral Agreement or Notice of Adjustment of Deferral may be submitted by the Director for each Deferral Commitment. If the Director fails to submit a new Deferral Agreement or Notice of Adjustment of Deferral prior to the beginning of a Deferral Period, deferrals for such period shall be made in accordance with the last submitted Deferral Agreement.
     2.10 Deferral Commitment. “Deferral Commitment” means an election to defer Compensation made by a Director pursuant to Article III and for which a separate Deferral Agreement has been submitted by the Director to the Committee. Each Deferral Commitment during the Deferral Period shall be for a 12-month period commencing January 1 and ending December 31, provided, however that the first Deferral Commitment will be for the number of full months remaining in the Plan Year after the Deferral Commitment is initially signed (unless the Deferral Commitment is signed in December of the year before initial participation) and the final Deferral Commitment will be for the lesser of (i) 12 months or (ii) the number of full months that the Director is in the service of the Company in the year of such Director’s termination of service. Notwithstanding anything herein to the contrary, no Deferral Commitments will continue following termination of service.
     2.11 Deferral Period. “Deferral Period” means the period of months over which a Director has elected to defer a portion of his Compensation.
     2.12 Director. “Director” means a director who has been approved by the Company to participate in the Plan and who has elected to become a party to the Plan by execution of a Deferral Agreement in a form provided by the Company.
     2.13 Disability. A Director shall be considered “disabled” if the Director:
     (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months;
     (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Director’s Company; or
     (c) is determined to be totally disabled by the Social Security Administration.
     2.14 Notice of Adjustment of Deferral. “Notice of Adjustment of Deferral” means the notice which the Director may submit for Deferral Periods following the initial Deferral

Period. The Notice of Adjustment of Deferral, attached as Exhibit C hereto, shall set forth the Director’s elections with respect to deferrals for subsequent Deferral Periods.
     2.15 Payout Period. “Payout Period” means the period over which certain benefits payable hereunder shall be distributed as designated in the Director’s Deferral Agreement.
     2.16 Phantom Shares. “Phantom Shares” means the measurement of a Director’s Account hereunder denominated in hypothetical shares of Company common stock. On any Valuation Date, the Phantom Shares will have a value equal to the fair market value of Company common stock on such date.
     2.17 Plan Year. “Plan Year” means the period from January 1 to December 31.
     2.18 Separation from Service. “Separation from Service” means the Director’s death, retirement or other termination of employment or service with the Company. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Director’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Director’s right to continued service is not provided by law or by contract, then the Director shall be have a Separation from Service on the first date immediately following such six-month period. For all purposes hereunder, Separation from Service shall have the meaning required by Code Section 409A.
     With respect to a Director who is also an employee of the Company, the Director shall not be treated as having a Separation from Service if the Director provides more than insignificant services for the Company following the Director’s actual or purported termination of employment with the Company. Services shall be treated as not being insignificant if such services are performed at an annual rate that is at least equal to 20% of the services rendered by the Director for the Company, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such shorter period of employment) and the annual base compensation for such services is at least equal to 20% of the average base compensation earned during the final three full calendar years of employment (or if employed less than three years, such shorter period of employment).
     Where the Director continues to provide services to a previous employer in a capacity other than as an employee, a Separation from Service will not be deemed to have occurred if the Director is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediate preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual base compensation for such services is 50% or more of the annual base compensation earned during the final three full calendar years of employment (or if less, such lesser period).
     2.19 Trustee. “Trustee” means the Trustee, if any, of any grantor trust which will be established by the Company to accumulate assets for the purpose of funding the benefits promised under the Plan.

     2.20 Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Director resulting from (i) an illness or accident of the Director, the Director’s spouse, or the Director’s dependent (as defined in Code Section 152(a)); (ii) loss of the Director’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Director’s control. The term “Unforeseeable Emergency” shall be construed consistent with Code Section 409A and Proposed or Final Treasury Regulations and other guidance issued thereunder.
     2.21 Valuation Date. “Valuation Date” means the last day of each Plan Year and such other dates as determined from time to time by the Committee.
ARTICLE III
PARTICIPATION AND DEFERRAL COMMITMENTS
     3.1 Eligibility and Participation.
     (a) Eligibility. Eligibility to participate in the Plan shall be limited to Directors.
     (b) Participation. A Director may elect to participate in the Plan with respect to any Deferral Period by submitting, as to the initial Deferral Period, a Deferral Agreement (Exhibit B hereto) or, as to subsequent Deferral Periods, a Notice of Adjustment of Deferral (Exhibit C hereto). Said Deferral Agreement or Notice of Adjustment of Deferral shall be submitted to the Committee by December 15 of the calendar year immediately preceding the Deferral Period. If a previously eligible Director fails to submit a Notice of Adjustment of Deferral for a Deferral Period, the Committee shall treat the previously submitted Deferral Agreement or Notice of Adjustment of Deferral as still in effect. The initial Deferral Agreement must be submitted to the Committee no later than thirty (30) days after the Director first becomes eligible to participate, and such Deferral Agreement shall be effective only with regard to Compensation earned or payable following the submission of the Deferral Agreement to the Committee.
     3.2 Form of Deferral. Except as provided in Section 3.1(b) above, a Director may elect in the Deferral Agreement to defer up to 100% of his Compensation for the Deferral Period following the submission of the Director’s Deferral Agreement or Notice of Adjustment of Deferral.
     3.3 Irrevocability of Deferral Commitment. A Deferral Commitment made with respect to a Deferral Period shall be irrevocable for the entire Plan Year, except in the event of a distribution due to an Unforeseeable Emergency occurring during the Deferral Period.
ARTICLE IV
DEFERRED COMPENSATION ACCOUNTS; INVESTMENT IN COMPANY STOCK
     4.1 Accounts. For recordkeeping purposes only, an Account shall be maintained for each Director. Separate subaccounts shall be maintained to the extent necessary to properly reflect the Director’s separate year Deferral Commitments.

     4.2 Elective Deferred Compensation; Investment in Company Stock. The amount of Compensation that a Director elects to defer shall be withheld from each payment of Compensation as the non-deferred portion of the Compensation becomes or would have become payable. Compensation deferred by Directors will immediately be credited towards the acquisition of Phantom Shares for the Director’s Account. Phantom Shares will be deemed to be acquired at the prevailing market rate of the Company common stock in the open market. Each period during which Phantom Shares are credited to the Directors Accounts, Phantom Shares will be credited to each Director’s Account in the form of a bookkeeping entry based on the Director’s proportionate share of the total amount of deferred Compensation applied towards the acquisition of such Phantom Shares. A Director’s Account will be maintained in Phantom Shares for the duration of such Director’s participation in the Plan. To the extent that dividends are issued on the Company common stock, dividends will be credited to the Phantom shares in the same proportion as the actual dividends are credited on the Company common stock. Cash dividends credited on the Phantom Shares, will be deemed to be applied immediately to the purchase of additional Phantom Shares at the prevailing market rates, which Phantom Shares will be credited to Directors’ Accounts proportionately based on cash dividends applied from such Director’s Account.
     4.3 Determination of Accounts. During a Director’s period of service, each Director’s Account as of each Valuation Date will consist of the balance of Phantom Shares held in the Director’s Account as of the immediately preceding Valuation Date, increased by Compensation deferred pursuant to a Deferral Commitment and dividends, if any, each of which have been denominated in Phantom Shares and credited to the Director’s Account, and decreased by distributions made since the prior Valuation Date.
     4.4 Vesting of Accounts. A Director shall be one hundred percent (100%) vested at all times in the Compensation deferred under the Plan and earnings thereon.
     4.5 Statement of Accounts. The Committee shall provide to each Director, within sixty (60) days following the end of the Plan Year, a statement setting forth the balance to the credit of the Account maintained for the Director as of the immediately preceding Valuation Date.
ARTICLE V
PLAN BENEFITS
     5.1 Benefit Upon Separation from Service. Upon a Director’s Separation from Service for reasons other than death or Disability, the Director shall be entitled to a distribution of his Account payable in the manner set forth in the Director’s Deferral Agreement. Notwithstanding the foregoing, in the event a Director is a Specified Employee and the following is required by Code Section 409A, no distribution shall be made to such Director prior to the first day of the seventh month following such Separation from Service. Except as may otherwise be permitted herein, and to the extent permitted under Code Section 409A, an election as to the time and form of distribution of a Director’s benefit hereunder upon Separation from Service will be made by the Director not later than December 31, 2007, or the last day of the applicable Code Section 409A “transition period,” or if later, within thirty days after the Director first becomes eligible to participate in the Plan.

     5.2 Benefit Payment Prior to Separation from Service. A Director may elect in his Deferral Agreement to have payments from his Account commence prior to Separation from Service at a specified date set forth in the Deferral Agreement. If the Director elects to have benefits paid at a specified date or dates, such benefits shall be paid in a lump sum or over a period of years not to exceed ten (10) years, as designated in the Director’s Deferral Agreement. Except as may otherwise be permitted herein, and to the extent permitted under Code Section 409A, an election as to the time and form of distribution of a Director’s benefit hereunder prior to Separation from Service will be made by the Director not later than December 31, 2007, or the last day of the applicable Code Section 409A “transition period,” or if later, within thirty days after the Director first becomes eligible to participate in the Plan.
     5.3 Death Benefit. Upon the death of a Director, the Company shall pay to the Director’s Beneficiary an amount determined as follows:
     (a) If the Director dies after termination of service with the Company, and after commencement of distributions, the remaining unpaid balance of the Director’s vested Account shall be paid in the same form that payments were being made prior to the Director’s death. If the Director dies after termination of service but before any distributions begin, his Beneficiary shall receive a lump sum payment of the Director’s vested Account balance measured as of the most recent Valuation Date. Such payment to the Beneficiary shall completely discharge the Company’s obligations under the Plan.
     (b) If the Director dies prior to termination of service with the Company, his Account shall be paid over the Payout Period in the manner selected by the Director in his Deferral Agreement. Notwithstanding the foregoing, a Director may elect an alternative distribution form in the event of such Director’s death while in the service of the Company. Such election may be made in the Director’s timely filed Deferral Agreement or in a properly completed modification of Deferral Agreement that complies with the requirements of Section 5.9 hereof.
     5.4 Disability Benefit. (a) In the event of the Director’s Disability prior to Separation from Service, his Account shall be paid in accordance with the Director’s Deferral Agreement regarding distributions on account of Separation from Service or pursuant to the fixed distribution schedule previously elected. Notwithstanding the foregoing, a Director may elect an alternative distribution form in the event of such Director’s Disability while in the service of the Company. Such election may be made in the Director’s timely filed Deferral Agreement or in a properly completed modification of Deferral Agreement that complies with the requirements of Section 5.9 hereof.
     5.5 Distribution upon a Change in Control. In the event of a Change in Control of the Company, a Director’s Account may be paid to the Director, irrespective of whether the Director incurs a Separation from Service, if the Director has elected a distribution upon a Change in Control in the Director’s Deferral Agreement. Except as may otherwise be permitted herein, and to the extent permitted under Code Section 409A, an election as to the time and form of distribution of a Director’s benefit hereunder due to a Change in Control will be made by the Director not later than December 31, 2007, or the last day of the applicable Code Section 409A

“transition period,” or if later, within thirty days after the Director first becomes eligible to participate in the Plan.
     5.6 Distribution in Company Common Stock. Notwithstanding any provision in this Plan to the contrary, for purposes of making any distributions under this Article V, including distributions under Section 5.7 hereof, a Director’s Account will be settled only by delivery of shares of Company common stock to the Director on the distribution date. No cash or other assets will be distributed to a Director or his Beneficiary under the Plan.
     5.7 Hardship Distributions. Upon a finding that a Director has suffered an Unforeseeable Emergency, the Committee may make distributions from the Director’s Account prior to the time specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount necessary to satisfy the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The amounts necessary to satisfy the emergency will be determined after taking into account the extent to which the hardship is, or can be, relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Director’s assets, to the extent that the asset liquidation would not itself cause a severe financial hardship. In the event of a hardship distribution, a Director’s Deferral Commitment for the Plan Year shall cease and no further deferrals shall be permitted or required of the Director for such Plan Year.
     5.8 Commencement of Payments; Automatic Distributions. Except as otherwise may be required pursuant to Code Section 409A, payments under the Plan shall commence within thirty (30) days of the event which triggers distribution (or if later, within thirty (30) days of when the Company becomes aware or should reasonably have become aware of the event that triggers distribution). Notwithstanding anything herein to the contrary, if the Director’s Account (when added together with all of his benefits under all nonqualified deferred compensation plans maintained by the Company) is $10,000 or less at the time of the distribution event, payment shall be made in a single distribution of Company common stock attributable to such Director’s Account, even if the Director’s Deferral Agreement specifies a different form of payment, and such payment shall be made before the later of (i) December 31 of the year in which the Director terminates service with the Company or (ii) the 15th day of the third month following the Director’s termination of service with the Company.
     5.9 Modification of Deferral Election. In the event a Director desires to modify the time or form (e.g., from installments to lump sum or vice versa) of distribution of his Account (or any sub-account), the Director may do so by filing a subsequent Deferral Agreement, provided that:
     (a) the subsequent election shall not be effective for at least 12 months after the date on which the subsequent election is made;
     (b) except for payments upon the Director’s death, Disability or upon an Unforeseeable Emergency, the first of a stream of payments for which the subsequent election is made shall be deferred for a period of not less than five (5) years from the date on which such payment would otherwise have been made;

     (c) for payments scheduled to be made on a specified date or to commence under a fixed schedule, the subsequent election must be made at least 12 months before the date of the first scheduled payment.
ARTICLE VI
ADMINISTRATION
     6.1 Committee; Duties. The Plan shall be administered by the Committee, which shall be appointed by the Board. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.
     6.2 Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
     6.3 Binding Effect of Decisions. The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules of regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
     6.4 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct.
ARTICLE VII
CLAIMS PROCEDURE
     7.1 Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within thirty (30) days.
     7.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
     (a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.
     (b) A description of any additional material or information required and an explanation of why it is necessary.
     (c) An explanation of the Plan’s claim review procedure.
     7.3 Review of Claim. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
     7.4 Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions.
     7.5 Arbitration. If a claimant continues to dispute the benefit denial based upon completed performance of the Plan and the Deferral Agreement or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
ARTICLE VIII
AMENDMENT AND TERMINATION OF PLAN
     8.1 Amendment. The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of amendment in any Account maintained under the Plan.
     8.2 Company’s Right to Terminate. The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company.
     (a) Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. In the event of such a partial termination, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.
     (b) Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitment, and by terminating all ongoing Deferral Commitments. Subject to the requirements of Code Section 409A, in the event of complete termination, the Plan shall cease to operate and the Company shall pay out to each Director his Account as if that Director had terminated service as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions.
(1) The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in each Director’s gross income in the latest of (i) the calendar year in which the Plan terminates;

(ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
(2) The Board may terminate the Plan within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company are terminated so that the Directors and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.
(3) The Board may terminate the Plan provided that (i) all arrangements sponsored by the Company that would be aggregated with this Plan under Proposed Treasury Regulations section 1.409A-1(c) if any Director covered by this Plan was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Proposed Treasury Regulations section 1.409A-1(c) if the same Director participated in both arrangements, at any time within five years following the date of termination of the arrangement.
(4) The Board may terminate the Plan pursuant to such other terms and conditions as the Internal Revenue Service may permit from time to time.
ARTICLE IX
MISCELLANEOUS
     9.1 Unfunded Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. The Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are select members of the Board who, by virtue of their position with the Company, are uniquely informed as to the Company’s operations and have the ability to materially affect the Company’s profitability and operations.
     9.2 Unsecured General Creditor. Directors and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company. Such policies or other assets of the Company shall not be held under any trust for the benefit of Directors, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future.
     9.3 Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. Notwithstanding the above, the Company may establish one or more rabbi trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Any rabbi trust that may be established hereunder will conform to the requirements of Revenue Procedure 92-64 and EITF 97-14, “Plan A” (i.e. the plan does not permit diversification and must be settled by the delivery of a fixed number of shares of employer stock). Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company. For the duration of a Director’s participation in the Plan, any rabbi trust will hold only shares of Company common stock that are purchased in connection with a Director’s Deferral Commitment or that are acquired by reinvesting dividends paid on Company common stock. Except for dividends issued on shares of Company common stock prior to their reinvestment, no cash or other assets will be permitted to be held in the rabbi trust.
     9.4 Payment to Director, Legal Representative or Beneficiary. Any payment to any Director or the legal representative, Beneficiary, or to any guardian or committee appointed for such Director or Beneficiary in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Company, which may require the Director, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Company.
     9.5 Nonassignability. Neither a Director nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Director or any other person, nor be transferable by operation of law in the event of a Director’s or any other person’s bankruptcy or insolvency.
     9.6 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

     9.7 Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     9.8 Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Georgia.
     9.9 Validity. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
     9.10 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, the Plan Administrator, or the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     9.11 Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.
     9.12 Compliance with Section 409A of the Code. The Plan is intended to be a non-qualified deferred compensation plan described in Section 409A of the Code. The Plan shall be operated, administered and construed to give effect to such intent. To the extent that a provision of the Plan fails to comply with Code Section 409A and a construction consistent with Code Section 409A is not possible, such provision shall be void ab initio. In addition, the Plan shall be subject to amendment, with or without advance notice to interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of Directors and other interested parties, to the extent necessary to effect such compliance.
[signature page follows]

     IN WITNESS WHEREOF, and pursuant to resolution of the Board of Directors of the Company, such corporation has caused this instrument to be executed by its duly authorized officers effective as of the day and year first above written.

ATTEST:		ATLANTIC COAST FEDERAL CORP.

By:	/s/ Pamela T. Saxon	By:	/s/ Robert J. Larison, Jr.
	Secretary		Robert J. Larison, Jr.
President and Chief Executive Officer